UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (date of earliest event reported): July 18, 2008 (July 11, 2008)

U.S. ENERGY CORP.
(Exact Name of Company as Specified in its Charter)

Wyoming	0-6814	83-0205516
(State or other jurisdiction of	(Commission File No.)	(I.R.S. Employer
incorporation or organization)		Identification No.)

Glen L. Larsen Building
877 North 8th West Riverton, WY		82501
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code: (307) 856-9271

Not Applicable
Former Name, Former Address or Former Fiscal Year,, If Changed From Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐  Written communications pursuant to Rule 425 under the Securities Act
☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act
☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Section 8: Other Events

Item 8.01.Appeal of Colorado Mined Land Reclamation Board Order Denying Jurisdiction

As previously reported on a Form 8-K Report filed June 19, 2008, the Colorado Mined Land Reclamation Board denied requests by High Country Citizens’ Alliance (‘HCCA”) for a public hearing and appeal before the Board regarding the determination by the Division of Reclamation, Mining and Safety of the Colorado Department of Natural Resources authorizing activity at the Lucky Jack property under a Notice of Intent to Conduct Prospecting Notice (the “NOI”).

On July 11, 2008 HCCA filed an appeal with the District Court, City and County of Denver, Colorado, seeking certiorari relief (i) on procedural grounds, that the Board’s proceedings and order did not comply with the procedures mandated by the Colorado Administrative Procedure Act, the Colorado Mined Land Reclamation Act, and the rules of the Board; and (ii) on substantive grounds, that the Board’s determination that it lacked jurisdiction to order a public hearing on the NOI was arbitrary because USE’s proposed activities at the Lucky Jack property are “development” work, not “prospecting,” as those terms are defined under the Mined Land Reclamation Act, and therefore Board’s authorization of the NOI should be the subject of an open hearing.

USE believes that the work proposed in the NOI at the property is prospecting, not development, and that Colorado law does not require a public hearing for prospecting activities.  USE believes that the Board’s decision will be upheld by the District Court.  USE will coordinate its response with the Colorado Attorney General’s Office, which will file an answer on behalf of the Board and the Division of Reclamation, Mining and Safety.

The timing and results of this proceeding are not predicted.  USE does not believe that an adverse result would adversely its financial condition or results of operations.

Section 9.  Financial Statements and Exhibits.

None

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

U.S. ENERGY CORP.

Dated: July 18, 2008	By:	/s/ Keith G. Larsen
Keith G. Larsen, CEO